Exhibit a (9) under Form N-1A
Exhibit 3(i) under Item 601/Reg. S-K

FEDERATED MUNICIPAL SECURITIES INCOME TRUST
Amendment No. 26
DECLARATION OF TRUST
As dated August 6, 1990

This Declaration of Trust is amended as follows:

Strike the first paragraph of Section 5 of Article III from the Declaration of Trust and substitute in its place the following:

"Section 5.  Establishment and Designation of Series or Class.  Without limiting the authority of the Trustees set forth in Article XII, Section 8, inter alia, to establish and designate any additional Series or Class or to modify the rights and preferences of any existing Series or Class, the Series and Classes of the Trust are established and designated as:

Federated Michigan Intermediate Municipal Trust
Class A Shares
Federated Municipal High Yield Advantage Fund
Class A Shares
Class B Shares
Class C Shares
Class F Shares
Federated New York Municipal Income Fund
Class A Shares
Class B Shares
Federated Ohio Municipal Income Fund
Class A Shares
Class F Shares
Federated Pennsylvania Municipal Income Fund
Class A Shares
Class B Shares”

The undersigned hereby certify that the above stated Amendment is a true and correct Amendment to the Declaration of Trust, as adopted by the Board of Trustees at a meeting on the 14th day of August, 2009, to become effective on the 4th day of December, 2009.

WITNESS the due execution hereof this 14th day of August, 2009.

/s/ John F. Donahue	/s/ J. Christopher Donahue
John F. Donahue	J. Christopher Donahue

/s/ John T. Conroy, Jr.	/s/ Charles F. Mansfield, Jr.
John T. Conroy, Jr.	Charles F. Mansfield, Jr.

/s/ Nicholas P. Constantakis	/s/ R. James Nicholson
Nicholas P. Constantakis	R. James Nicholson

/s/ John F. Cunningham	/s/ Thomas M. O’Neill
John F. Cunningham	Thomas M. O’Neill

/s/ Maureen Lally-Green	/s/ John S. Walsh
Maureen Lally-Green	John S. Walsh

/s/ Peter E. Madden	/s/ James F. Will
Peter E. Madden	James F. Will